Exhibit k.2

Securities Industry and
Financial Markets Association

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Master Repurchase

Agreement

September 1996 Version

Dated as of	December 20, 2017

Between:	Nomura Securities International, Inc. (“Party A”)

and	Oxford Lane Capital Corp. (“Party B”)

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions
(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof;

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(l)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;.

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(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination
(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

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(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof ) against the transfer of the Repurchase Price to an account of Buyer.

4.	Margin Maintenance
(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

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(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

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8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

Required Disclosure for Transactions in Which the Seller

Retains Custody of the Purchased Securities

Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times, unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that, during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties]** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing]* [any]** lien or to obtain substitute securities.

* Language to be used under 17 C.F.R. ß403.4(e) if Seller is a government securities broker or dealer other than a financial institution.

** Language to be used under 17 C.F.R. ß403.5(d) if Seller is a financial institution.

9.	Substitution
(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

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10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

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(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

(d)	If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

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(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

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14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15.	Non-assignability; Termination
(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets
(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

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(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

19.	Intent
(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

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(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

Nomura Securities International, Inc.		oxford Lane Capital Corp. (“Party B”)
(“Party A”)

By:	/S/ STEVEN LICINI	By:	/s/ Saul Rosenthal

Name:	STEVEN LICINI	Name:	Saul Rosenthal

Title:	MANAGING DIRECTOR	Title:	President

Date:		Date:

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ANNEX I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement, dated as of December 20, 2017 (the “Agreement”) between Nomura Securities International, Inc. (“Party A”) and Oxford Lane Capital Corp. (“Party B”) acting by and through Oxford Lane Management, LLC, (the “Investment Manager” or the “Agent”), in its capacity as agent and individually as provided herein. Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Applicable Annexes. In addition to this Annex I and Annex II, Annex V, Margin for Forward Transactions, Annex VI, Buy/Sell Back Transactions, Annex VII, Transactions Involving Registered Investment Companies and Annex VII.A, Supplemental Terms and Conditions of Transaction Involving Registered Investment Companies shall apply.

2.	Definitions.

(a)	“Business Day” or “business day”, with respect to any Transaction hereunder, a day (other than a Saturday or a Sunday) on which regular trading may occur in the principal market for the Purchased Securities subject to such Transaction.

(b)	“Gross Assets”, (i) for the quarters ending March 31 and September 30, Total assets as disclosed in Party B’s Statement of Assets and Liabilities contained in an annual or semi-annual report on Form N-CSR, and (ii) for the quarters ending June 30 and December 31, the fair value of Party B’s Total Investments, Cash and Cash Equivalents as disclosed in Party B’s Schedule of Investments in a quarterly report on Form N-Q or Form N-PORT, as applicable.

(c)	“Investment Manager”, Oxford Lane Management, LLC.

(d)	“Key Person”, Jonathan Cohen or Saul Rosenthal.

(e)	“Margin Notice Deadline”, the deadline for giving notice (a “Margin Call”), referenced in Paragraph 2(i) of the Agreement, shall be 9:00 a.m. (New York time). Margin Calls shall be communicated by electronic mail to an address supplied by the other party. If electronic mail is unavailable, a margin call may be communicated orally. If a margin call is communicated orally, the party providing such notice shall confirm by electronic mail or other writing as soon as possible; provided that any failure or delay in the provision of such electronic mail or written confirmation shall not (i) invalidate such oral notice, (ii) excuse non-compliance with such margin call, (iii) extend the time for compliance with such margin call or (iv) constitute a breach of the Agreement.

(f)	The definition of the term “Market Value” in Paragraph 2(j) of the Agreement is amended by adding, after “a generally recognized source agreed to by the parties,” the following: “(and, in the absence of such agreement, determined by Party A in good faith and in a commercially reasonable manner as selected by it).”

3.	Extensions, Renewals and Roll-Overs of Transactions. Neither party shall be required to enter into, extend, renew or “roll-over” any Transaction including, but not limited to, any Transaction executed on an “open” or “demand” basis with the other party, notwithstanding past practice or market custom. The parties agree that if, from time to time, one party extends, renews or rolls-over a Transaction, the other party has no right to, and shall not, rely on the first party to further extend, renew or roll-over that or any other Transaction.

Annex I, page 1

4.	Confirmations. The first sentence of Paragraph 3(b) of the Agreement shall be replaced with the following: “Upon agreeing to enter into a Transaction hereunder, Party A shall promptly deliver to Party B a written confirmation of such Transaction (a “Confirmation”).”

5.	Transactions Terminable Upon Demand. The first sentence of Paragraph 3(c) of the Agreement shall be replaced with the following: “In the case of Transactions terminable upon demand, if such demand is made by Buyer or Seller by telephone, e-mail or otherwise in accordance with the Agreement, at or before 10:00 a.m. (New York time) on a Business Day, then termination of such Transaction shall be effective on the same Business Day and if such demand is provided after 10:00 a.m. (New York time), then termination of such Transaction shall be effective at or prior to the close of business on the next Business Day.”

6.	Margin Maintenance. Each of the first and second sentences of Paragraph 4(c) of the Agreement shall be amended by replacing the phrase, “the close of business in the relevant market”, with “by close of the Fedwire for money transfers.”

7.	Purchase Price Maintenance; Income Payments.

(a)	Notwithstanding the definition of the term “Purchase Price” in Paragraph 2 of the Agreement and the provisions of Paragraph 4 of the Agreement, the parties agree (i) that the Purchase Price will not be increased or decreased by the amount of any cash transferred by one party to the other pursuant to Paragraph 4 of the Agreement and (ii) that a transfer of such cash shall be treated as if it constituted a transfer of Securities (with a Market Value equal to the U.S. dollar amount of such cash) pursuant to Paragraph 4(a) or (b), as the case may be (including for purposes of the definition of the term “Additional Purchased Securities”).

(b)	The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, Buyer shall on the date such Income is paid, transfer to or credit to the account of Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) and shall not apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement. For the avoidance of doubt, Buyer shall not be obligated to take any action pursuant to the preceding sentence, (i) to the extent such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit; or (ii) if an Event of Default with respect to Seller has occurred and is then continuing.

Annex I, page 2

8.	Additional Representations and Warranties.

(a)	In addition to the representations and warranties made pursuant to Paragraph 10 of the Agreement, each party represents, warrants and agrees that:

(i)	It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and each Transaction and as to whether each such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. Unless there is a written agreement to the contrary, it has not and will not rely on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into a Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received by the other party shall be deemed to be an assurance or guaranty as to the expected results of any Transaction;

(ii)	It is capable of assessing the merits of and understanding (based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult), and has made and will make its own independent decisions regarding the terms, conditions and risks of each Transaction. It is also capable (financially and otherwise) of assuming, and assumes, the risks of each Transaction;

(iii)	It is not acting as a fiduciary for or an adviser to the other party in respect of any Transaction; and

(iv)	It understands the terms, conditions and risks of each Transaction under the Agreement and is willing and able to assume (financially and otherwise) those risks.

(v)	On each date on which this Agreement and each Transaction entered into hereunder is or remains outstanding, the assets of Party B will be those solely of a U.S. registered investment company, subject to the Investment Company Act of 1940.

Each party shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

(b)	ERISA Representation. Each of Party B and Investment Manager, if any, in its fiduciary and corporate capacity, represents and warrants that, in respect of any Transaction hereunder, it will not transfer cash or Purchased Securities that are subject to (A) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or (C) any federal, state, local law, regulation, rule, policy or procedure which is similar to ERISA or Section 4975 of the Code.

Each Party B and Investment Manager shall be deemed to repeat all of the foregoing representations and warranties on the Purchase Date for each Transaction and each shall continue until settlement on the Repurchase Date of any such Transaction.

Annex I, page 3

9.	Payment and Transfer. Paragraph 7 of the Agreement shall be amended by inclusion of the following language, as a new paragraph, at the end thereof.

U.S. Foreign Account Tax Compliance Act (“FATCA”).  For purposes of the Agreement and this Annex I, notwithstanding any other provision of the Agreement to the contrary:

(a)	All payments under the Agreement made by, or on behalf of, a party (the “Payer”) to, or for the benefit of, another party (the “Payee”) shall be made subject to any applicable U.S. federal withholding tax imposed or collected pursuant to FATCA (a “FATCA Withholding Tax”), and no additional amounts shall be payable in respect of any FATCA Withholding Tax. Except as otherwise expressly agreed, in writing, no party shall be required to indemnify the other party on account of any loss, liability or cost incurred as a result of any FATCA Withholding Tax.

(b)	If (i) the Payer is required to deduct or withhold any FATCA Withholding Tax; (ii) the Payer deducts or withholds an amount less than the entire FATCA Withholding Tax; and (iii) a liability resulting from such FATCA Withholding Tax is assessed directly against the Payer, then, the Payee shall, within three Business Days, pay to the Payer the amount of such liability, including any related liability for interest and penalties.

(c)	Prior to the time any payment that may be subject to FATCA Withholding Tax is made, the Payee shall provide to the Payer any form, certification, documentation or other information required to avoid any FATCA Withholding Tax and to permit the Payer otherwise to comply with FATCA. The Payee shall complete each such form, certification, document or other information properly and accurately and shall promptly provide to the Payer updated or corrected forms should they become incomplete or inaccurate in any respect.

10.	Additional Events of Default. The first paragraph of Paragraph 11 of the Agreement is amended by deleting the word “or” before clause (vii) and by inserting, before the words, “(each an “Event of Default”)” the provisions set forth below as clauses (viii) through (xiv) and adding the following sentence immediately thereafter “For the sake of clarity, for purposes of each Event of Default as set forth in clauses (viii) through (xiv), Party B shall be the Defaulting Party.

(viii)	Party B fails to make a payment of Price Differential in respect of any Transaction, when (a) such payment is due on a date other than the Repurchase Date and (b) Party A has given Party B one business day’s notice of such failure to pay.

(ix)	The representations and warranties made by each of Party B and Investment Manager, if any, in its fiduciary and corporate capacity in Annex I are incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated.

(x)	Party A or any affiliate of Party A declares a default, event of default, termination event or other similar event (however described) (each such event, a “Default Event”) to have occurred with respect to Party B or a Default Event occurs with respect to Party B, in each case, under any agreement (regardless of whether there is a transaction outstanding thereunder), transaction or obligation between Party B and Party A or any affiliate of Party A.

(xi)	Key Person. A Key Person (as defined in Paragraph 2 hereof) voluntarily resigns from their position at Oxford Lane Capital Corp.

(xii)	Decline in Gross Assets. On any day during the term hereof, Party A determines that Party B has failed to maintain Gross Assets in the amount of USD 225,000,000, as of the last day of the immediately preceding calendar quarter.

(xiii)	Party B ceases to be listed in Nasdaq Stock Market.

Annex I, page 4

(xiv)	Party B ceases to be an investment company registered under the Investment Company Act of 1940.

11.	Additional Remedies; Set-Off. In addition to the remedies available to the nondefaulting party set forth in Paragraph 11 of the Agreement, upon the occurrence of an Event of Default with respect to the defaulting party (“Party X”), the nondefaulting party (“Party Y”) may, without prior notice to Party X set-off any Obligation (as such term is defined below) owed by Party X to Party Y or any affiliate of Party Y (“Party Y’s Set-Off Amount”) against any Obligation owed by Party Y or any affiliate of Party Y to Party X (“Party X’s Set-Off Amount”). Party Y will give notice to Party X of any set-off effected under this Section.

For purposes of this Section, the term “Obligation” means any sum or obligation, whether arising under this Agreement or otherwise, whether matured or un-matured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation.

For this purpose, either Party Y's Set-Off Amount or Party X's Set-Off Amount (or the relevant portion of such amounts) may be converted at Party Y's option into the currency in which the other set-off amount is denominated at the rate of exchange at which Party Y would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an Obligation is unascertained, Party Y may in good faith estimate that Obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the Obligation is ascertained.

This Section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.	Submission to Jurisdiction; Waiver of Immunity and Waiver of Jury Trial.

(a)	Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in the County and State of New York, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)	To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement. On the Purchase Date for each Transaction hereunder, Buyer and Seller shall each be deemed to repeat the foregoing undertakings.

(c)	EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Annex I, page 5

13.	The U.S. Treasury and Agency Mortgage-Backed Securities Fail Charge Trading Practices, published by the Treasury Market Practices Group and the Securities Industry Financial Markets Association, as amended from time to time, shall apply to any Transaction, the Securities related to which are U.S. Treasury securities and/or debentures issued by Fannie Mae, Freddie Mac, or the Federal Home Loan Banks and agency pass-through mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

14.	Recording of Conversations. The parties agree that each may electronically record any telephone conversations between them.

15.	Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.	1996 Master Repurchase Agreement. The parties agree that the text of the body of the Agreement is intended to conform with the Master Repurchase Agreement dated September 1996 promulgated by The Securities Industry and Financial Markets Association and shall be construed accordingly.

17.	Existing Transactions. All Transactions entered into between the parties hereto prior to the date of the Agreement that are outstanding at the date of the Agreement are hereby deemed to have been entered into pursuant to the Agreement and are governed by its terms.

18.	Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol. The terms of the Japanese Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol (the “Japanese Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed to be a Covered Agreement for purposes of the Japanese Module. In the event of any inconsistencies between this Agreement and the Japanese Module, the Japanese Module will prevail. Party A has adhered to the Japanese Module as a Regulated Entity, and upon entering into this Agreement Party B shall be deemed to have adhered to the Japanese Module as a Module Adhering Party and identified Party A as a Regulated Entity Counterparty.

Annex I, page 6

Accepted and Agreed:

NOMURA SECURITIES INTERNATIONAL, INC. OXFORD LANE CAPITAL CORP.

By:	/S/ STEVEN LICINI	By:	/s/ Saul Rosenthal

Name:	STEVEN LICINI	Name:	Saul Rosenthal

Title:	MANAGING DIRECTOR	Title:	President

Date:		Date:	12/21/17

OXFORD LANE MANAGEMENT, LLC in its individual capacity in respect of the obligations agreed to by the Investment Manager in Paragraphs 8(b) and 10(ix) of this Annex

By:	/s/ Saul Rosenthal

Name:	Saul Rosenthal

Title:	President

Date:	12/21/17

Annex I, page 7

Annex II

Names and Addresses for Communication Between Parties

Documentation Issues

Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

New York, NY 10019-7316

Attention: Legal Department

Tel:    (212) 667-9300

Fax:   (212) 667-1047

Operational Issues and Trading

Nomura Securities International, Inc.

Worldwide Plaza

309 West 49th Street

New York, NY 10019-7316

Attention: Operations

Tel:    (212) 667-1559

Fax:   (646) 587-1972

COUNTERPARTY CONTACT/ADDRESS

Oxford Lane Capital Corp.

8 Sound Shore Dr., Suite 255

Greenwich, CT 06830

Tel:    (203) 983-5275

Fax:   (203) 983-5290

Saul B. Rosenthal

President

(203) 661-6421

srosenthal@ticc.com

Bruce L. Rubin

Chief Financial Officer and Treasurer

(203) 983-5280

brubin@ticc.com

Vincent Gurrera
Vice President, Assistant Controller
(203) 661-3122
vgurrera@ticc.com

Debdeep Maji

Senior Managing Director, Portfolio Manager

(203) 983-5285

dmaji@ticc.com

Annex II, page 1

Kristin Paul

Director of Loan Operations and Compliance

(203) 661-3574

kpaul@ticc.com

Darryl Monasebian

Executive Vice President, Head of Risk and Portfolio Management

(203) 983-5594

dmonasebian@ticc.com

Annex II, page 2

Annex V

Margin for Forward Transactions

This Annex V forms a part of the Master Repurchase Agreement dated as of December 20, 2017        , ____ (the “Agreement”) between     Party A          and     Party B          . Capitalized terms used but not defined in this Annex V shall have the meanings ascribed to them in the Agreement.

1.	Definitions. For purposes of the Agreement and this Annex V, the following terms shall have the following meanings:

“Forward Exposure”, the amount of loss a party would incur upon canceling a Forward Transaction and entering into a replacement transaction, determined in accordance with market practice or as otherwise agreed by the parties;

“Forward Transaction”, any Transaction agreed to by the parties as to which the Purchase Date has not yet occurred;

“Net Forward Exposure”, the aggregate amount of a party’s Forward Exposure to the other party under all Forward Transactions hereunder reduced by the aggregate amount of any Forward Exposure of the other party to such party under all Forward Transactions hereunder;

“Net Unsecured Forward Exposure”, a party’s Net Forward Exposure reduced by the Market Value of any Forward Collateral transferred to such party (and not returned) pursuant to Paragraph 2 of this Annex V.

2.	Margin Maintenance.

(a)	If at any time a party (the “In-the-Money Party”) shall have a Net Unsecured Forward Exposure to the other party (the “Out-of-the-Money Party”) under one or more Forward Transactions, the In-the-Money Party may by notice to the Out-of-the-Money Party require the Out-of-the-Money Party to transfer to the In-the-Money Party Securities or cash reasonably acceptable to the In-the-Money-Party (together with any Income thereon and proceeds thereof, “Forward Collateral”) having a Market Value sufficient to eliminate such Net Unsecured Forward Exposure. The Out-of-the-Money Party may by notice to the In-the-Money Party require the In-the-Money Party to transfer to the Out-of-the- Money Party Forward Collateral having a Market Value that exceeds the In-the-Money Party’s Net Forward Exposure (“Excess Forward Collateral Amount”). The rights of the parties under this subparagraph shall be in addition to their rights under subparagraphs (a) and (b) of Paragraph 4 and any other provisions of the Agreement.

(b)	The parties may agree, with respect to any or all Forward Transactions hereunder, that the respective rights of the parties under subparagraph (a) of this Paragraph may be exercised only where a Net Unsecured Forward Exposure or Excess Forward Collateral Amount, as the case may be, exceeds a specified dollar amount or other specified threshold for such Forward Transactions (which amount or threshold shall be agreed to by the parties prior to entering into any such Forward Transactions).

22 ■ September 1996 ■ Master Repurchase Agreement

(c)	The parties may agree, with respect to any or all Forward Transactions hereunder, that the respective rights of the parties under subparagraph (a) of this Paragraph to require the elimination of a Net Unsecured Forward Exposure or Excess Forward Collateral Amount, as the case may be, may be exercised whenever such a Net Unsecured Forward Exposure or Excess Forward Collateral Amount exists with respect to any single Forward Transaction hereunder (calculated without regard to any other Forward Transaction outstanding hereunder).

(d)	The parties may agree, with respect to any or all Forward Transactions hereunder, that (i) one party shall transfer to the other party Forward Collateral having a Market Value equal to a specified dollar amount or other specified threshold no later than the Margin Notice Deadline on the day such Forward Transaction is entered into by the parties or (ii) one party shall not be required to make any transfer otherwise required to be made under this Paragraph if, after giving effect to such transfer, the Market Value of the Forward Collateral held by such party would be less than a specified dollar amount or other specified threshold (which amount or threshold shall be agreed to by the parties prior to entering into any such Forward Transactions).

(e)	If any notice is given by a party to the other under subparagraph (a) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer Forward Collateral as provided in such subparagraph no later than the close of business in the relevant market on such business day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such Forward Collateral no later than the close of business in the relevant market on the next business day.

(f)	Upon the occurrence of the Purchase Date for any Forward Transaction and the performance by the parties of their respective obligations to transfer cash and Securities on such date, any Forward Collateral in respect of such Forward Transaction, together with any Income thereon and proceeds thereof, shall be transferred by the party holding such Forward Collateral to the other party; provided, however, that neither party shall be required to transfer such Forward Collateral to the other if such transfer would result in the creation of a Net Unsecured Forward Exposure of the transferor.

(g)	The Pledgor (as defined below) of Forward Collateral may, subject to agreement with and acceptance by the Pledgee (as defined below) thereof, substitute other Securities reasonably acceptable to the Pledgee for any Securities Forward Collateral. Such substitution shall be made by transfer to the Pledgee of such other Securities and transfer to the Pledgor of such Securities Forward Collateral. After substitution, the substituted Securities shall constitute Forward Collateral.

3.	Security Interest.

(a)	In addition to the rights granted to the parties under Paragraph 6 of the Agreement, each party (“Pledgor”) hereby pledges to the other party (“Pledgee”) as security for the performance of its obligations hereunder, and grants Pledgee a security interest in and right of setoff against, any Forward Collateral and any other cash, Securities or property, and all proceeds of any of the foregoing, transferred by or on behalf of Pledgor to Pledgee or due from Pledgee to Pledgor in connection with the Agreement and the Forward Transactions hereunder.

September 1996 ■ Master Repurchase Agreement ■ 23

(b)	Unless otherwise agreed by the parties, a party to whom Forward Collateral has been transferred shall have the right to engage in repurchase transactions with Forward Collateral or otherwise sell, transfer, pledge or hypothecate Forward Collateral, including in respect of loans or other extensions of credit to such party that may be in amounts greater than the Forward Collateral such party is entitled to as security for obligations hereunder, and that may extend for periods of time longer than the periods during which such party is entitled to Forward Collateral as security for obligations hereunder; provided, however, that no such transaction shall relieve such party of its obligations to transfer Forward Collateral pursuant to Paragraph 2 or 4 of this Annex V or Paragraph 11 of the Agreement.

4.	Events of Default.

(a)	In addition to the Events of Default set forth in Paragraph 11 of the Agreement, it shall be an additional “Event of Default” if either party fails, after one business day’s notice, to perform any covenant or obligation required to be performed by it under Paragraph 2 or any other provision of this Annex.

(b)	In addition to the other rights of a nondefaulting party under Paragraphs 11 and 12 of the Agreement, if the nondefaulting party exercised or is deemed to have exercised the option referred to in Paragraph 11 (a) of the Agreement:

(i)	The nondefaulting party, without prior notice to the defaulting party, may (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Forward Collateral subject to any or all Forward Transactions hereunder and apply the proceeds thereof to any amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Forward Collateral, to give the defaulting party credit for such Forward Collateral in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against any amounts owing by the defaulting party hereunder.

(ii)	Any Forward Collateral held by the defaulting party, together with any Income thereon and proceeds thereof, shall be immediately transferred by the defaulting party to the nondefaulting party. The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), and without prior notice to the defaulting party, (i) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Securities Forward Collateral that is not delivered by the defaulting party to the nondefaulting party as required hereunder or (ii) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source, whereupon the defaulting party shall be liable for the price of such Replacement Securities together with the amount of any cash Forward Collateral not delivered by the defaulting party to the nondefaulting party as required hereunder.

24 ■ September 1996 ■ Master Repurchase Agreement

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Forward Collateral subject to any Forward Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid quotations for any Forward Collateral, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices and bids shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Forward Collateral).

5.	No Waivers, Etc. Without limitation of the provisions of Paragraph 17 of the Agreement, the failure to give a notice pursuant to subparagraph (a), (b), (c) or (d) of Paragraph 2 of this Annex V will not constitute a waiver of any right to do so at a later date.

September 1996 ■ Master Repurchase Agreement ■ 25

Annex VI

Buy/Sell Back Transactions

This Annex VI forms a part of the Master Repurchase Agreement dated as of December 20, 2017    ,_____ (the “Agreement”) between      Party A          and      Party B         . Capitalized terms used but not defined in this Annex VI shall have the meanings ascribed to them in the Agreement.

1.	In the event of any conflict between the terms of this Annex VI and any other term of the Agreement, the terms of this Annex VI shall prevail.

2.	Each Transaction shall be identified at the time it is entered into and in the relevant Confirmation as either a Repurchase Transaction or a Buy/Sell Back Transaction.

3.	In the case of a Buy/Sell Back Transaction, the Confirmation delivered in accordance with Paragraph 3 of the Agreement may consist of a single document in respect of both of the transfers of funds against Securities which together form the Buy/Sell Back Transaction or separate Confirmations may be delivered in respect of each such transfer.

4.	Definitions. The following definitions shall apply to Buy/Sell Back Transactions:

(a)	“Accrued Interest”, with respect to any Purchased Securities subject to a Buy/Sell Back Transaction, unpaid Income that has accrued during the period from (and including) the issue date or the last Income payment date (whichever is later) in respect of such Purchased Securities to (but excluding) the date of calculation. For these purposes unpaid Income shall be deemed to accrue on a daily basis from (and including) the issue date or the last Income payment date (as the case may be) to (but excluding) the next Income payment date or the maturity date (whichever is earlier);

(b)	“Sell Back Differential”, with respect to any Buy/Sell Back Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to the Purchase Price for such Buy/Sell Back Transaction on a 360 day per year basis (unless otherwise agreed by the parties for the Transaction) for the actual number of days during the period commencing on (and including) the Purchase Date for such Buy/Sell Back Transaction and ending on (but excluding) the date of determination;

(c)	“Sell Back Price”, with respect to any Buy/Sell Back Transaction:

(i)	in relation to the date originally specified by the parties as the Repurchase Date pursuant to Paragraph 2(q) of the Agreement, the price agreed by the Parties in relation to such Buy/Sell Back Transaction, and

(ii)	in any other case (including for the purposes of the application of Paragraph 4 or Paragraph 11 of the Agreement), the product of the formula (P + D) - (IR + C), where —

P	= the Purchase Price

26 ■ September 1996 ■ Master Repurchase Agreement

D	= the Sell Back Differential

IR	= the amount of any Income in respect of the Purchased Securities paid by the issuer on any date falling between the Purchase Date and the Repurchase Date

C	= the aggregate amount obtained by daily application of the Pricing Rate for such Buy/Sell Back Transaction to any such Income from (and including) the date of payment by the issuer to (but excluding) the date of calculation.

5.	When entering into a Buy/Sell Back Transaction the parties shall also agree on the Sell Back Price and the Pricing Rate to apply in relation to such Buy/Sell Back Transaction on the scheduled Repurchase Date. The parties shall record the Pricing Rate in at least one Confirmation applicable to such Buy/Sell Back Transaction.

6.	Termination of a Buy/Sell Back Transaction shall be effected on the Repurchase Date by transfer to Seller or its agent of Purchased Securities against the payment by Seller of (i) in a case where the Repurchase Date is the date originally agreed to by the parties pursuant to Paragraph 2 (q) of the Agreement, the Sell Back Price referred to in Paragraph 4 (c) (i) of this Annex; and (ii) in any other case, the Sell Back Price referred to in Paragraph 4(c) (ii) of this Annex.

7.	For the avoidance of doubt, the parties acknowledge and agree that the Purchase Price and the Sell Back Price in Buy/Sell Back Transactions shall include Accrued Interest (except to the extent contrary to market practice with respect to the Securities subject to such Buy/Sell Back Transaction, in which event (i) an amount equal to the Purchase Price plus Accrued Interest to the Purchase Date shall be paid to Seller on the Purchase Date and shall be used, in lieu of the Purchase Price, for calculating the Sell Back Differential, (ii) an amount equal to the Sell Back Price plus the amount of Accrued Interest to the Repurchase Date shall be paid to Buyer on the Repurchase Date, and (iii) the formula in Paragraph 4(c) (ii) of this Annex VI shall be replaced by the formula “(P + AI + D) - (IR + C)”, where “AI” equals Accrued Interest to the Purchase Date).

8.	Unless the parties agree in Annex I to the Agreement that a Buy/Sell Back Transaction is not to be repriced, they shall at the time of repricing agree on the Purchase Price, the Sell Back Price and the Pricing Rate applicable to such Transaction.

9.	Paragraph 5 of the Agreement shall not apply to Buy/Sell Back Transactions. Seller agrees, on the date such Income is received, to pay to Buyer any Income received by Seller in respect of Purchased Securities that is paid by the issuer on any date falling between the Purchase Date and the Repurchase Date.

10.	References to “Repurchase Price” throughout the Agreement shall be construed as references to “Repurchase Price or the Sell Back Price, as the case may be.”

11.	In 11 of the Agreement, references to the “Repurchase Prices” shall be construed as references to “Repurchase Prices and Sell Back Prices.”

September 1996 ■ Master Repurchase Agreement ■ 27

Annex VII

Transactions Involving Registered Investment Companies

This Annex VII (including any Schedules hereto) forms a part of the Master Repurchase Agreement dated as of December 20, 2017___ , ____ (the “Agreement”) between      Party B           (“Counterparty”) and each investment company identified on Schedule VII.A hereto (as such schedule may be amended from time to time) acting on behalf of its respective series or portfolios identified on such Schedule VII.A, or in the case of those investment companies for which no separate series or portfolios are identified on such Schedule VII.A, acting for and on behalf of itself (each such series, portfolio or investment company, as the case may be, hereinafter referred to as a “Fund”). In the event of any conflict between the terms of this Annex VII and any other term of the Agreement, the terms of this Annex VII shall prevail. Capitalized terms used but not defined in this Annex VII shall have the meanings ascribed to them in the Agreement.

1.	Multiple Funds. For any Transaction in which a Fund is acting as Buyer (or Seller, as the case may be), each reference in the Agreement and this Annex VII to Buyer (or Seller, as the case may be) shall be deemed a reference solely to the particular Fund to which such Transaction relates, as identified to Seller (or Buyer, as the case may be) by the Fund and as may be specified in the Confirmation therefor. In no circumstances shall the rights, obligations or remedies of either party with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. Specifically, and without otherwise limiting the scope of this Paragraph: (a) the margin maintenance obligations of Buyer and Seller specified in Paragraph 4 or any other provisions of the Agreement and the single agreement provisions of Paragraph 12 of the Agreement shall be applied based solely upon Transactions entered into by a particular Fund, (b) Buyer’s and Seller’s remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if each Fund had entered into a separate Agreement with Counterparty, and (c) Seller and Buyer shall have no right to set off claims related to Transactions entered into by a particular Fund against claims related to Transactions entered into by any other Fund.

2.	Margin Percentage. For any Transaction in which a Fund is acting as Buyer, the Buyer’s Margin Percentage shall always be equal to at least 100%, or such other percentage as the par-ties hereto may from time to time mutually determine: provided, that in no event shall such percentage be less than 100%. For any Transaction in which a Fund is acting as Seller, the Buyer’s Margin Percentage shall be such percentage as the parties hereto may from time to time mutually determine; provided, that in no event shall such percentage be less than 100%.

3.	Confirmations. Unless otherwise agreed, Counterparty shall promptly issue a Confirmation to the Fund pursuant to Paragraph 3 of the Agreement. Upon the transfer of substituted or Additional Purchased Securities by either party, Counterparty shall promptly provide notice to the Fund confirming such transfer.

4.	Financial Condition. Each party represents that it has delivered the following financial information to the other party to the Agreement: in the case of a party that is a registered broker-dealer, its most recent statements required to be furnished to customers by Rule 17a-5(c) under the 1934 Act; in the case of a party that is a Fund, its most recent audited or unaudited financial statements required to be furnished to its shareholders by Rule 30d-l under the Investment Company Act of 1940; in the case of any other party, its most recent audited or unaudited statements of financial condition or other comparable information concerning its financial condition.

28 ■ September 1996 ■ Master Repurchase Agreement

Each party represents that the financial statements or information so delivered fairly reflect its financial condition and, if applicable, its net capital ratio, on the date as of which such financial statements or information were prepared. Each party agrees that it will make available and deliver to the other party, promptly upon request, all such financial statements that subsequently are required to be delivered to its customers or shareholders pursuant to Rule 17a-5 (c) or Rule 30d-l, as the case may be, or, in the case of a party that is neither a registered broker-dealer nor a Fund, all such financial information that subsequently becomes available to the public.

Each Fund acknowledges and agrees that it has made an independent evaluation of the creditworthiness of the other party that is required pursuant to the Investment Company Act of 1940 or the regulations thereunder. Each Fund agrees that its agreement to enter into each Transaction hereunder shall constitute an acknowledgment and agreement that it has made such an evaluation.

5.	Segregation of Purchased Securities. Unless otherwise agreed by the parties, any transfer of Purchased Securities to a Fund shall be effected by delivery or other transfer (in the manner agreed upon pursuant to Paragraph 7 of the Agreement) to the custodian or subcustodian designated for such Fund in Schedule VII.A hereto (“Custodian”) for credit to the Fund’s custodial account with such Custodian. If the party effecting such transfer is the Fund’s Custodian, such party shall, unless otherwise directed by the Fund, (a) transfer and maintain such Purchased Securities to and in the Fund’s custodial account with such party and (b) so indicate in a notice to the Fund.

September 1996 ■ Master Repurchase Agreement ■ 29

Schedule VII.A

Supplemental Terms and Conditions of Transactions Involving Registered Investment Companies

This Schedule VII.A forms a part of Annex VII to the Master Repurchase Agreement dated as of December 20, 2017 (the “Agreement”) between Party A and Party B. Capitalized terms used but not defined in this Schedule VII.A shall have the meanings ascribed to them in Annex VII.

1.	This Agreement is entered into by or on behalf of the following Funds, and unless otherwise indicated by the appropriate Fund in connection with a Transaction, the following Custodians are designated to receive transfers of Purchased Securities on behalf of such Funds for credit to the appropriate Fund’s custodial account:

Name of Fund	Custodian

[ ]	Limitation of Liability. If the Fund is organized as a business trust (or a series thereof), the parties agree as follows: [insert appropriate language limiting liability of trustees, officers and others

Annex VII.A